Exhibit 21

H. J. Heinz Company and Subsidiaries
SUBSIDIARIES OF THE REGISTRANT

Following are the subsidiaries of H. J. Heinz Company (the “Company”), other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or country in which each subsidiary was incorporated or organized. The accounts of each of the listed subsidiaries are a part of the Company’s consolidated financial statements.

Subsidiary	State or Country

Heinz Italia S.p.A.	Italy
Heinz Wattie’s Limited	New Zealand
H. J. Heinz B.V	Netherlands
H. J. Heinz Company Australia Limited	Australia
H. J. Heinz Company of Canada Ltd.	Canada
H. J. Heinz Company, L.P.	Delaware
H. J. Heinz Company Limited	United Kingdom
H. J. Heinz Frozen and Chilled Foods Limited	United Kingdom
H. J. Heinz Finance Company	Delaware
Heinz Management L.L.C.	Delaware
ProMark Brands	Delaware
Heinz Investments Ltd.	Cyprus
H. J. Heinz Polska S.A.	Poland
Heinz Iberica S.A.	Spain
P.T. Heinz ABC Indonesia	Indonesia
Shanghai Guofu LongFong Co., Ltd.	People’s Republic of China